Filed Pursuant to Rule 424(b)(3)
File No. 333-141608

AKAMAI TECHNOLOGIES, INC.

Prospectus Supplement No. 4 dated June 19, 2007

to the Prospectus Dated March 27, 2007 as supplemented

by Prospectus Supplement No. 1 dated April 18, 2007,

Prospectus Supplement No. 2 dated May 16, 2007 and

Prospectus Supplement No. 3 dated May 31, 2007

The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption “Selling Stockholders” in the prospectus. This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The information in the following table is presented as of June 19, 2007 and supersedes in its entirety the information in the table appearing under the heading “Selling Stockholders” in the prospectus:

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)			Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (2)
	Number		Percentage		Number		Percentage
Adam J. Grove	47,516	(19)	*	21,602	25,914	(19)	*
Alan Lee Harris	173		*	117	56		*
Alexei Genrikh Tumarkin	9,074		*	6,153	2,921		*
Alta California Partners II, L.P. (3)	261,727		*	177,508	84,219		*
Alta California Partners II, L.P.- New Pool (4)	26,601		*	18,041	8,560		*
Alta Embarcadero Partners II, LLC (5)	3,306		*	2,241	1,065		*
Amy Wellersdick	45		*	31	14		*
Ariane Flieger	431		*	292	139		*

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)			Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (2)
	Number		Percentage		Number		Percentage
Beatriz V. Infante (18) (20)	4,160		*	4,160	0		*
Bessec Ventures V L.P. (6)	165,626		*	112,330	53,296		*
Bessemer Venture Investors III L.P. (6)	27,985		*	18,979	9,006		*
Bessemer Venture Partners V L.P. (6)	146,876		*	99,613	47,263		*
BIP 2001 L.P. (6)	55,970		*	37,959	18,011		*
BVE 2001 (Q) LLC (6)	65,916		*	44,706	21,210		*
BVE 2001 LLC (6)	4,047		*	2,745	1,302		*
Charles L. Foreman (17)	344		*	233	111		*
Christoph Weber (17)	836		*	567	269		*
Clarence Kam	262		*	177	85		*
Dennis M. Jonas (17)	615		*	417	198		*
Dmitry Sergeevich Kohmanyuk	127		*	85	42		*
Edward Miller	203		*	137	66		*
Elizabeth Kayton Kerns (20)	277		*	277	0		*
Fredrick George Link (17)	615		*	417	198		*
GGV II Entrepreneurs Fund L.P. (7)	9,816		*	6,656	3,160		*
Granite Global Ventures II L.P. (7)	469,018		*	318,097	150,921		*
Greg Bruno	71		*	47	24		*
Igor Sviridov	428		*	290	138		*
James Owen DeLong	178		*	119	59		*
Janine Roth Trust (11)	652		*	442	210		*
Jay Jonekait (15)	4,326		*	2,934	1,392		*
Jeffrey Wolf (18) (20)	4,160		*	4,160	0		*
Jennie B. Tran	338		*	230	108		*
Jeremy Rosenblatt (20)	653		*	653	0		*
Joe Rouvier	604		*	409	195		*
Joe Siauw	110		*	73	37		*
John Zoglin	1,591		*	1,080	511		*
Jonekait Family Trust (12)	4,041		*	2,740	1,301		*
Joseph M. Gang, Jr.	2,433		*	1,649	784		*
Karl-Eliv Hallin (17)	2,248		*	1,524	724		*
Kirill Pertsev	190		*	128	62		*
LeapFrog Ventures, L.P. (8)	212,009		*	143,787	68,222		*
Lev Valkin	741		*	503	238		*
Libo Ning (20)	407		*	407	0		*
Mary Stahl (20)	82		*	82	0		*
Maxim A. Ossipov	32,638		*	22,135	10,503		*
Michael E. Wolf	475		*	322	153		*
Michael J. Myers	3,361		*	2,280	1,081		*
Michael Kharitonov	106,686	(21)	*	64,672	42,014	(21)	*
Michael Stuart Pliner	4,542		*	3,080	1,462		*
Mikhail Shoykher	42		*	29	13		*
Morgenthaler Partners VII, L.P. (9)	466,421		*	316,334	150,087		*
Netsoft Associates (13)	97		*	65	32		*

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)			Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (2)
	Number		Percentage		Number		Percentage
Nokia Venture Partners II L.P. (16)	251,728		*	170,727	81,001		*
NVP II Affiliates Fund, L.P. (16)	2,790		*	1,892	898		*
Oleg Polyakov	252		*	170	82		*
Petra Pino	61		*	40	21		*
Petranka Parina (17)	706		*	478	228		*
Rebecca Davis (20)	82		*	82	0		*
Reed Elsevier Ventures 2004 Partnership L.P. (10)	403,361		*	273,566	129,795		*
Robert Baker (17)	652		*	442	210		*
Roderick Franada	62		*	41	21		*
Stanley E. Kazmierczak (20)	490		*	490	0		*
Suresh Yanamadala	5,176		*	3,510	1,666		*
The Forkish Family Revocable Trust dated 7.31.01 (14)	685		*	464	221		*
Thomas Lyon (20)	692		*	692	0		*
Tony Scott	207		*	139	68		*
Vitaly Luban	122		*	82	40		*
Yefim Neizvestny (17)	589	(22)	*	220	369	(22)	*
Unknown	888,285		*	888,285	0		*

*	Less than one percent.

(1)	Approximately 39% of the shares represented are held in escrow as security for certain indemnification obligations of Netli and to secure funds to reimburse the Representative of the former Netli stockholders for fees and expenses incurred in connection with the performance of his obligations, each under the terms of the Agreement and Plan of Merger, dated February 2, 2007, governing Akamai’s acquisition of Netli and a related Escrow Agreement. Unless required to be returned to Akamai under the terms and conditions of the Agreement and Plan of Merger and the Escrow Agreement, these shares are eligible for release in stages at various times prior to September 17, 2008.

(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)

Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney, and Alix Marduel are members of Alta California Management Partners II, LLC, which is general partner of Alta California Partners II, L.P. Messrs. Deleage, Nohra, Gruener, Janney, and Marduel share voting and investment power with respect to the shares held by Alta California Partners II, L.P. Each of Messrs. Deleage, Nohra, Gruener, Janney, and Marduel

disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(4)	Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney, and Alix Marduel are members of Alta California Management Partners II, LLC — New Pool, which is general partner of Alta California Partners II, L.P. — New Pool. Messrs. Deleage, Nohra, Gruener, Janney, and Marduel share voting and investment power with respect to the shares held by Alta California Partners II, L.P. — New Pool. Each of Messrs. Deleage, Nohra, Gruener, Janney, and Marduel disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(5)	Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney, and Alix Marduel are members of Alta Embarcadero Partners II, LLC. Messrs. Deleage, Nohra, Gruener, Janney, and Marduel share voting and investment power with respect to the shares held by Alta Embarcadero Partners II, LLC. Each of Messrs. Deleage, Nohra, Gruener, Janney, and Marduel disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(6)	Robert Goodman, Robin S. Chandra, J. Edmund Colloton and David J. Cowan, a former director of Netli, are the managing members of Deer V & Co. LLC, which is the General Partner of Bessec Ventures V L.P., Bessemer Venture Investors III L.P., Bessemer Venture Partners V L.P., BIP 2001 L.P., BVE 2001(Q) LLC, and BVE 2001 LLC. Messrs. Goodman, Chandra, Colloton, and Cowan share voting and investment power with respect to the shares held by Bessec Ventures V L.P., Bessemer Venture Investors III L.P., Bessemer Venture Partners V L.P., BIP 2001 L.P., BVE 2001(Q) LLC, and BVE 2001 LLC. Each of Messrs. Goodman, Chandra, Colloton, and Cowan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)	Scott Bonham, a former director of Netli, and Hany Nada are Managing Directors of Granite Global Ventures II LLC, which is the General Partner of GGV II Entrepreneurs Fund L.P. and of Granite Global Ventures II L.P. Messrs. Bonham and Nada share voting and investment power with respect to the shares held by GGV II Entrepreneurs Fund L.P. and by Granite Global Ventures II L.P.

(8)	Pete Sinclair, a former director of Netli, holds voting and investment power with respect to the shares held by LeapFrog Ventures, L.P.

(9)	Robert C. Bellas, Greg E. Blonder, James W. Broderick, Daniel F. Farrar, Andrew S. Lanza, Theodore A. Laufik, Paul H. Levine, Gary R. Little, a former director of Netli, John D. Lutsi, Gary J. Morgenthaler, Robert D. Pavey, G. Gary Shaffer, Alfred J.V. Stanley and Peter G. Taft are members of Morgenthaler Management Partners VII, L.P., which is the managing general partner of Morgenthaler Partners VII L.P. Messrs. Bellas, Blonder, Roderick, Farrar, Lanza, Laufik, Levine, Little, Lutsi, Morgenthaler, Pavey, Shaffer, Stanley and Taft share voting and investment power with respect to the shares held by Morgenthaler Partners VII, L.P.

(10)	Anthony Askew is the Managing Director, Mark Armour the Chief Financial Officer, and Steve Cowden the General Counsel of Reed Elsevier Ventures, Ltd., which is the Managing General Partner of Reed Elsevier Ventures 2004 Partnership L.P., and Mr. Askew, Mr. Armour, and Mr. Cowden share voting and investment power with respect to the shares held by Reed Elsevier Ventures 2004 Partnership L.P.

(11)	Janine Roth is the trustee of the Janine Roth Trust.

(12)	Jay Jonekait, the former principal financial officer of Netli, is the trustee of the Jonekait Family Trust.

(13)	Eric Thoresen holds voting and investment power with respect to the shares held by Netsoft Associates.

(14)	J. Robert Forkish holds voting and investment power with respect to the shares held by The Forkish Family Revocable Trust.

(15)	Former principal financial officer of Netli.

(16)	John Malloy, John E. Gardner, W. Peter Buhl, a former director of Netli, Jonathan R. Ebinger and Tentti Oy, a Finnish corporation owned and controlled by Antti S. Kokkinen, manage NVP II, LLC, which is the general partner of Nokia Venture Partners II, L.P. and NVP II Affiliates Fund, L.P.

(17)	Employee or former employee of Netli and/or Akamai.

(18)	Former director of Netli.

(19)	Includes 15,518 shares of common stock issuable upon exercise of stock options.

(20)	Consists of shares of common stock issuable upon exercise of stock options. The shares issuable upon exercise of stock options are not subject to escrow.

(21)	Includes 11,330 shares of common stock issuable upon exercise of stock options.

(22)	Includes 263 shares of common stock issuable upon exercise of stock options.